QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

PURCHASE AND ASSUMPTION AGREEMENT
dated as of
October 10, 2001
between
ROC TECHNOLOGIES, INC.
COMERICA HOLDINGS INCORPORATED
and
EPIQ SYSTEMS, INC.

i

8.16	Governing Law, Severability	15
8.17	Waiver	15
8.18	Third Party Rights	15
8.19	Headings	15
8.20	Counterparts	15
8.21	Construction of Ambiguities	15
8.22	Other Actions	15

ii

SCHEDULES

Schedule 1.1(a)—Customer List
Schedule 1.1(b)—Certain Liabilities
Schedule 1.1(c)—Related Assets
Schedule 1.1(d)—Software
Schedule 2.3—Employees
Schedule 5.1(c)—Consents
Schedule 5.1(h)—Tax Issues
Schedule 5.1(nn)—Comerica Trustees
Schedule 5.1(nnn)—Third Party Trustees
Schedule 5.1(nnnn)—License and Marketing Agreement

EXHIBITS

Exhibit 2.2—Form of Amendment Agreement
Exhibit 2.3(b)—Employment terms for Mark Thomas
Exhibit 2.10—Subcontract Agreement

iii

PURCHASE AND ASSUMPTION AGREEMENT

    THIS PURCHASE AND ASSUMPTION AGREEMENT is made and executed as of this 10th day of October, 2001 (the "Effective Date"), between ROC TECHNOLOGIES, INC., a Texas corporation (the "Seller"), COMERICA HOLDINGS INCORPORATED, a Delaware corporation ("Holdings") for purposes of Sections 2 (only to the extent specifically provided in Section 2), 4.2, 4.3, 4.4, 4.5, 5.1 and 8.3 only, and EPIQ SYSTEMS, INC., a Missouri corporation (the "Buyer").

    WHEREAS, the Seller provides certain bankruptcy deposit-related trustee accounting software products and services to financial institutions and to Chapter 7 and Chapter 13 bankruptcy trustees (the "Business"); and

    WHEREAS, the Buyer wishes to purchase certain of the assets and assume certain of the liabilities of the Business, and the Seller is willing to sell and transfer the same upon the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, the Seller and the Buyer agree as follows:

ARTICLE 1    DEFINITIONS

    For purposes of this Agreement:

      "Affiliate" of a person or entity means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity.

      "Agreement" means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, as modified, amended or extended from time to time.

      "Amendment Agreement" means the agreement attached as Exhibit 2.2.

      "Assets" means (1) the Customer List, (2) the Software, and (3) the Related Assets.

      "Business" shall have the meaning set forth in the preamble.

      "Buyer Plans" shall have the meaning set forth in Section 2.3(c).

      "California Agreement" means the Agreement with Respect to Employee and Office Arrangements, between Comerica Bank-California and Buyer, dated the same date as this Agreement.

      "Comerica Bank-California" means Comerica Bank-California, a California banking corporation.

      "Customer List" means the customers set forth on Schedule 1.1(a).

      "Effective Time" means October 11, 2001, at 12:01 A.M.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Hired Employees" means (i) the employees of the Seller listed on Schedule 2.3, all of which will be offered employment by, and shall become employees of, the Buyer as of the Effective Time, and (ii) the employees of Comerica Bank-California who, after the Effective Time, are offered employment by, and become employees of, Buyer under the California Agreement.

      "Liabilities" means the liabilities set forth on Schedule 1.1(b).

      "Referral Agreement" means the Referral Agreement between Comerica Bank-California and Bank of America dated as of the Effective Date.

      "Related Assets" means certain equipment owned by the Seller related to the Business, certain contracts to which the Seller is a party, and certain other assets, all as described in Schedule 1.1(c).

      "Seller's Knowledge" means the actual knowledge of the corporate officers of Seller without independent investigation.

      "Software" means the bankruptcy-related software applications owned and used by the Seller, together with the related documentation, as described in Schedule 1.1(d).

      "Subcontract Agreement" means the agreement attached as Exhibit 2.10.

ARTICLE 2    PURCHASE AND SALE

    2.1  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and transfer and the Buyer agrees to purchase the Assets as described on Schedules 1.1(a), 1.1(c) and 1.1(d), free and clear of all pledges, liens, security interests, charges, or other encumbrances, and assume the Liabilities at the Effective Date as described on Schedule 1.1(b).

    2.2  Amendment Agreement.  On the Effective Date, Buyer shall execute the Amendment Agreement.

    2.3  Employees of Seller.

      (a) As of the Effective Time, Buyer shall offer employment to all of the Hired Employees listed on Schedule 2.3. After the Effective Time, pursuant to the California Agreement, Buyer shall offer employment to certain employees of Comerica Bank-California. Each of the Hired Employees shall receive from Buyer substantially the same salaries and wages as provided to them as of the Effective Date by Seller or Comerica Bank-California, as applicable. Buyer shall provide each Hired Employee with the severance package described in Schedule 2.3(aa) (the "Severance Package"). Until at least March 10, 2002, Buyer shall keep the work location of each Hired Employee listed on Schedule 2.3 within 25 miles of the location where such employees were located as of the Effective Date. Nothing contained in this Section 2.3 shall be construed as (i) preventing the Buyer from changing any salaries, wages or other terms and conditions of employment, except under the Severance Package, after six months following the Effective Date; (ii) creating any obligations of continuing employment, and nothing in this Agreement shall limit the Buyer's right to terminate any employee at any time for any reason, subject to applicable law and the Buyer's personnel policies; or (iii) restricting the Buyer's ability to change or terminate the benefit plans provided to its employees generally (including former employees of the Seller) other than as to the Severance Package for periods prior to March 10, 2002.

      (b) Buyer shall offer employment to, and shall hire, Mark Thomas under the terms and conditions set forth the Employment Agreement attached to this Agreement as Exhibit 2.3(b). None of Seller or any Affiliate of Seller shall be liable for any of the salary, benefits or severance obligations to Mark Thomas that accrue as of or after the Effective Time, including, without limitation, all obligations which would otherwise arise under this Article 2. Buyer shall reimburse Seller and any Affiliates of Seller for any amounts paid by them for salary, benefits or severance obligations to Mark Thomas that accrue on or after the Effective Date.

      (c) For purposes of the Buyer's employee benefit plans, arrangements, policies and programs, including any "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Buyer Plans"), the Buyer agrees that if an employee's benefit under any Buyer Plan depends, in whole or in part, on length of service, that it shall credit Hired Employees with their service with the Seller prior to the Effective Date (provided, that such crediting of service does not result in duplication of benefits and all such employees shall nonetheless be required to satisfy the participation eligibility requirements under the Buyer Plans). In addition, Seller or Holdings shall reimburse any deductible required to be paid by a Hired Employee under a Buyer Plan to the extent such employee has paid a similar deductible in 2001 under a similar Seller plan. The Seller and

  Holdings shall retain responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Hired Employee prior to the Effective Date, and the Buyer shall not assume any liability with respect to such claims. For this purpose, a disability claim shall be considered incurred on the date that the individual becomes disabled and not by reference to the date that the administrative determination is made that a disability exists. The Buyer agrees that to the extent health or disability coverage is offered to Hired Employees, any preexisting condition clause in any of the Buyer's health or disability insurance coverage shall not be applicable to such employee, provided that such employee is enrolled in the Seller's plans as of the Effective Date. At or after the Effective Date, all medical, dental, vision, health and disability claims (whether or not the disability occurred prior to or after the Effective Date) incurred by Hired Employees in the Buyer's employ shall be determined under the Buyer's Plans.

      (d) In the event that on or prior to July 28, 2002, the Buyer terminates any of the Hired Employees, Buyer will pay any such employee the severance that he or she is entitled under the Severance Package. For Hired Employees that are terminated by Buyer on or before March 10, 2002 (the "Early Termination Employees"), Buyer and Seller shall agree on the amount of any severance payment made to such Early Termination Employees in advance of each payment. Prior to the payment by Buyer of any severance to any Early Termination Employee, Seller or Holdings shall pay to the Buyer an amount equal to the severance which is due to such Early Termination Employee up to the amount that would have been paid to such employee under the severance plan in effect as to such Early Termination Employee prior to the Effective Date; provided, however, that the Seller or Holdings shall make such payment to Buyer only in the event that Buyer obtains a release (in the form of the Release which is a part of Schedule 2.3(aa)) from the Terminated Employee.

      (e) Seller shall be responsible for all vacation, sick time and personal time accrued but not taken as of the Effective Time (the "Accrued Benefits") by each of the employees listed on Schedule 2.3. As of the Effective Time, Seller will pay each Hired Employee the amount required to be paid by law for the Accrued Benefits. Buyer is not liable for any Accrued Benefits.

      (f)  Although this Agreement may require the Buyer to take or refrain from taking certain actions under Seller's employee benefit plans and may require the Seller to take or refrain from taking certain actions under the Buyer Plans, the Buyer is not adopting or assuming any responsibility for any employee benefit plan of the Seller (other than under the Severance Package), and the Seller is not adopting or assuming any responsibility for the Buyer Plans.

    2.4  Unpaid Salaries and Bonuses.  The Seller and Holdings shall be responsible for payments, if any, of accrued but unpaid wages, salaries and bonuses, if any, with respect to service completed by Seller's Employees (as defined in Section 2.5) on or prior to the Effective Date.

    2.5  Employment of Seller's Employees.  Except as specifically provided in Section 2.3(a) herein, Buyer may not offer employment to Seller's Employees. "Seller's Employees" shall mean those employees of Seller or Holdings who are employed in the conduct of the Business as of the day of the Effective Date. Buyer shall have no liability for any severance or other obligations of Seller related to any termination of Seller's Employees. For those persons who are Seller's Employees who are not offered employment by Buyer, Seller and Holdings agree to indemnify Buyer for any and all claims that any such person may assert in relation to their termination of employment by Seller and failure by Buyer to offer employment to such individual.

    2.6  Effect of Hire by Buyer.  Except as specifically provided in this Agreement, and consistent with the provisions that apply to Hired Employees under Section 2.3(a), if one or more of Seller's Employees accepts an employment offer from Buyer, nothing in this Agreement shall: (a) confer upon such employee the right to remain an employee of Buyer or the right to restrain Buyer from changing the terms and conditions of employment (except under the Severance Package), including, without limitation, the responsibilities or compensation of such employee, or (b) obligate Buyer to assume any liability Seller may have to such employee under Seller's or Holding's employee benefit plans (except under the Severance Package).

    2.7  Severance Pay.  Pursuant to the terms of an existing separation pay plan (or any successor plan thereto) applicable to certain of Seller's Employees, Seller may have severance pay or similar obligations arising from the termination by Seller of Seller's Employees if not hired by Buyer; and, except as otherwise expressly provided in this Agreement, Seller and Holdings agree to indemnify Buyer from and against any claim, including but not limited to, any claim for severance, whether or not there is an existing severance pay plan, arising from the termination by Seller of the employment of Seller's Employees.

    2.8  Compliance with Laws Related to Employees.  As it relates to those persons (i) who are Seller's Employees, (ii) who are terminated by Seller and Holdings on the Effective Date and (iii) who are not offered employment by Buyer, Seller shall be responsible for complying with all of its obligations arising under COBRA (including providing adequate notice and maintaining insurance for Seller's Employees electing to maintain insurance coverage), the WARN Act and any comparable state law (including any law requiring advance notice of termination) if applicable.

    2.9  Costs and Expenses.  Seller and Buyer will each be liable for one half of all sales taxes, if any, arising out of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Buyer shall not assume or be liable for any costs, expenses or liability of Seller, which may arise as a result of the sale of the Assets. Seller and Buyer will each pay its own respective expenses incident to the preparation of this Agreement and the consummation of the transaction contemplated herein, and each will pay its own respective expenses and fees incurred in the preparation and delivery of all documents, reports and legal and accounting opinions required to be delivered for or on behalf of them hereunder, whether or not the transaction contemplated by this Agreement is consummated.

    2.10  Subcontract Agreement.  On the Effective Date, Buyer and Seller shall enter into a Subcontract Agreement, a copy of which is attached hereto as Exhibit 2.10.

ARTICLE 3    PRICE

    On the Effective Date, Buyer shall pay Seller, in immediately available funds wired to an account designated by Seller, the amount of Twelve Million Dollars ($12,000,000).

ARTICLE 4    ADDITIONAL COVENANTS

    4.1  Covenants of Seller.  The Seller agrees:

      (a) To use diligent efforts to sign and deliver to the Buyer such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement or any required state or federal securities law filings of Buyer provided that nothing in this Section 4.1(a) will require Seller to make any payments of more than a nominal amount in conjunction with this Section 4.1(a);

      (b) To deliver to the Buyer those books, records, accounts and other documents relating solely to the Assets and the Liabilities as soon as practicable after the Effective Date and to store the other books, records and accounts relating to the Seller's operation of the Business for the applicable period required by law;

      (c) To use reasonable best efforts to facilitate and promote the transfer of bankruptcy trustee deposit accounts from Comerica Bank-California to Bank of America under the Referral Agreement; and

      (d) To maintain its status as a Texas corporation in good standing with the Secretary of State of Texas until expiration or termination of the Subcontract Agreement attached hereto as Exhibit 2.10.

    4.2  Noncompetition.  Each of Seller and Holdings covenants and agrees that for a period of five (5) years following the Effective Date, it will not, directly or indirectly, through any person, corporation, firm or other entity, (i) engage in any business that competes with the Chapter 7 or Chapter 13 bankruptcy/insolvency trustee business (the "Restricted Business"), including offering direct or indirect software/hardware products and services to the Restricted Business; or (ii) advise, consult with, or provide services to any person, corporation, firm or entity with respect to any business that competes with the Restricted Business, irrespective of whether or not Seller receives any compensation for such advice or consultation; provided, however, that nothing in this Agreement is intended to prohibit Seller or any Affiliate of Seller from providing banking or financial services, administration or consulting to such companies unrelated to the Restricted Business. During this noncompete period, Seller agrees to outsource any and all necessary hardware/software special services related to the Restricted Business exclusively to Buyer.

    4.3  Nonsolicitation.  Each of Seller and Holdings covenants and agrees that for a period of five (5) years following the Effective Date, it will not, directly or indirectly, itself, or through any other person, corporation, firm or entity, do any of the following acts:

      (a) Solicit, serve or cater to any of Buyer's customers, clients or employees in connection with the Restricted Business;

      (b) Divert, or attempt to divert, any of the Restricted Business;

      (c) Call upon, influence or attempt to influence any of the entities referred to in Schedule 1.1(a) to transfer their Restricted Business from Buyer to any other person, firm, corporation or entity engaged in a similar business; or

      (d) Hire or attempt to hire any employee of the Chapter 7 or Chapter 13 bankruptcy/insolvency trustee business of Seller who is hired by Buyer as of the Effective Date.

    Notwithstanding anything contained in Sections 4.2 and 4.3 of this Agreement, nothing in this Agreement shall in any manner restrict or prevent Seller, Holdings or any Affiliate from (i) marketing, soliciting, selling or otherwise doing business with any prior or present customers of Seller, Holdings, any Affiliate of Seller or Holdings, or with any third party, provided that such business is not the Restricted Business; (ii) owning, purchasing, operating or selling a business which provides Chapter 11 bankruptcy products or services; or (iii) acquiring (and thereafter owning, operating or selling) any entity that operates a Restricted Business which is not the principal business of such entity; provided, that if a determination is made to sell such entity or Affiliate which engages in the Restricted Business within five (5) years of the Effective Date, Buyer shall have the right to make a written offer to Holdings to purchase such business. Nothing in this paragraph shall obligate Holdings or any Affiliate of Holdings to accept such offer, to negotiate with Buyer concerning such offer, or to take any other action whatsoever related to such offer.

    4.4  Entitlement to Injunction.  In the event of the breach or threatened breach of the provisions of Sections 4.1, 4.2, or 4.3, Buyer shall be entitled to an injunction restraining Seller from such breach or threatened breach. Nothing contained herein shall be construed to prohibit Buyer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Seller.

    4.5  Enforceability and Severability.  It is mutually understood and agreed by and between the parties that the covenants contained in Sections 4.1, 4.2, or 4.3 are fair and reasonable, and are reasonably required for the protection of Buyer. If the scope of any restriction contained in this

Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The parties further agree that the covenants in Sections 4.1 to 4.4 are separable, severable and divisible in all respects, and the unenforceability of any specific covenant or undertaking shall not affect the validity of any other such covenants or undertakings.

    4.6  Buyer's Covenants.  The Buyer agrees:

      (a) To use diligent efforts to sign and deliver to the Seller such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement or any required state or federal securities law filings of Seller provided that nothing in this Section 4.6(a) will require Buyer to make any payments of more than a nominal amount in conjunction with this Section 4.6(1);

      (b) To pay, honor, discharge and perform all liabilities and obligations in respect of the Assets and the Liabilities arising, accruing or subsisting after the Effective Date that the Buyer is obligated to assume pursuant to this Agreement;

      (c) Until expiration or termination of the Subcontract Agreement, to provide full technical support to bankruptcy trustees and banks who continue to use the Software, to enhance within a reasonable period of time the Software to be compatible with Buyer's and Bank of America's electronic banking service for Chapter 7 trustees, and to ensure that the Software remains compliant with future changes in federal United States bankruptcy trustee semiannual reporting requirements;

      (d) To use reasonable best efforts to facilitate and promote the transfer of bankruptcy trustee deposit accounts from Comerica Bank-California to Bank of America under the Referral Agreement, including, as applicable, developing or assisting in the development of software that will automate the process of transferring accounts;

      (e) Except for those Assets described on Schedule 1.1(a), 1.1(c) and 1.1(d), not to use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Holdings, or any sign, display or similar material of the Seller or any banking or other forms, stationery, passbooks, checks, traveler's checks, cashier's checks, manager's checks or similar material of the Seller or bearing its name or other similar marks (except to the extent necessary to conduct business operations, and then only if such name, marks or identification are obliterated from such material, and such material is clearly identified as that of the Buyer), or any proprietary material of the Seller, except as expressly provided by this Agreement.

ARTICLE 5    REPRESENTATIONS AND WARRANTIES

    5.1  Representations and Warranties of the Seller.  Each of the Seller and Holdings represents and warrants to the Buyer that, as of the Effective Date:

      (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

      (b) The Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

      (c) Except as set forth in Schedule 5.1(c), the execution, delivery and performance by the Seller of this Agreement do not, and its consummation of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of the Seller, or in any material respect violate any law or regulation currently applicable to the Seller, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which the Seller is a party or by which it is bound, or require any filing by the Seller with, or authorization, approval, consent or other action with respect to the Seller by, any governmental agency or authority.

      (d) There is no suit, claim, action or proceeding now pending or, to Seller's Knowledge, threatened before any court, administrative or regulatory body or any governmental agency, or any grounds therefor, which may result in any judgment, order, decree, liability or other determination which will, or could, have a material adverse effect upon the Assets, including, without limitation, the Software. No judgment, order or decree has been entered which has, or will have, such effect. There is no claim, action or proceeding now pending or, to Seller's Knowledge, threatened before any court, administrative or regulatory body, or any governmental agency, which will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement.

      (e) The Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby. All negotiations relating to this Agreement have been conducted by the Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller or the Buyer for any brokerage commission or like payment.

      (f)  Other than as described in Schedule 1.1(d), Seller has exclusive rights in the Software and any improvements, enhancements and additional inventions relating thereto, and the other intangible assets described herein to be transferred to Buyer. Any and all applicable federal and state registrations of patents, copyrights or trademarks possessed by Seller, if any, have been disclosed to Buyer on Schedule 1.1(d) and shall be assigned by Seller to Buyer on the Effective Date.

      (g) Seller has good and marketable title to the Related Assets, subject to no mortgage, pledge, lien or other encumbrance.

      (h) Except as provided on Schedule 5.1(h), Seller has filed with the appropriate agencies all tax returns and tax reports required by law to be filed by it and (a) no audit of any federal, state or city income tax return or other tax return is in progress or pending or threatened against Seller, (b) there exists no unpaid federal, state or city income or other tax or any tax deficiency assessed against Seller by any governmental authority having jurisdiction, (c) all income, profits, franchise, sales, use, occupation, property, excise, ad valorem and other taxes due have been fully paid by Seller, and (d) no waiver of any statute of limitations has been given or is in effect with respect to the assessment of any taxes against Seller. Seller has satisfied its entire obligations with respect to employment taxes, wages paid and taxes withheld, and has filed all returns, reports and statements with respect thereto, except for those that are not yet due.

      (i)  Other than as described in Schedule 1.1(d), Seller is the owner of current, accurate copies of all source code and object code comprising the Software and of all users' manuals and other documentation listed on Schedule 1.1(d). Seller had all necessary rights to, and complied with all applicable laws and contractual restrictions concerning, the distribution by Seller any third party software (including, without limitation, all Microsoft software) to any of its customers. As of the Effective Date, the Software substantially complies with the relevant provisions of the Bankruptcy Code.

      (j)  None of the Hired Employees has made any claim against Seller that remains pending at the Effective Date (whether by law, employment agreement, or otherwise) on account of or for: (a) overtime pay, other than overtime pay for the current payroll period; (b) vacation, time off or pay in lieu of vacation or time off, or sick pay, except in each case, to the extent earned in the normal course of employment; (c) any violation of any statute, ordinance or regulation relating to minimum wage or maximum hours of work; or (d) any complaint filed with any administrative agency; and, to Seller's Knowledge, none of the Hired Employees have threatened any such claim against Seller or any Affiliate of Seller.

      (k) No person or party (including, but not limited to, governmental agencies of any kind) has made any written claim that remains pending at the Effective Date, or, to Seller's Knowledge, has any basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety or health standards.

      (l)  There is not pending, nor, to Seller's knowledge, threatened, any labor dispute, strike or work stoppage which affects or which may materially affect the Business or which may interfere with the continued operation of the Business.

      (m) The Seller has received no written notice from any federal or state governmental or regulatory agency or authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

      (n) All of the Assets which are not located at any customer of Seller and which are listed on the Schedules 1.1(a), 1.1(c) and 1.1(d) (collectively, the "Inside Assets"), can be located by and will be delivered to Seller on the Effective Date. All Assets listed on Schedule 5.1(n) (collectively, the "Outside Assets") can be located by Seller on the Effective Date. The Outside Assets constitute all of the assets that the trustee customers of Comerica Bank—California are entitled to under each applicable sublicense agreement. In the event the Buyer is unable to locate or take physical possession of any Inside Asset within 30 days of the Effective Date, or locate any Outside Asset within 90 days after the Effective Date (in either case, a "Missing Asset"), Seller shall, on receipt of written notice delivered no later than 15 days after the applicable date identified above, either locate the Missing Asset and deliver it to Buyer or reimburse to Buyer the fair market value of the Missing Asset and all commercially reasonable costs incurred by Buyer in replacing such Missing Assets. With respect to an Outside Asset that is a software product of Microsoft or another third party software vendor, the phrase "locate an Outside Asset" as used above shall mean receipt by Buyer of the valid license certificate with respect to such software, in addition to verification that the installed software program is in the possession of a trustee customer. The account balances of Trustee deposits which are attached hereto as Schedule 5.1(nn) and Schedule 5.1(nnn) are true, accurate and complete in all material respects as of the dates reflected on each such Schedule, and none of the trustees represented on Schedule 5.1(nn) and Schedule 5.1(nnn) have terminated its relationship as a customer of Comerica Bank-California or the Third Party Bank respectively, since the date reflected on each such Schedule. The License and Marketing Agreements which are summarized on Schedule 5.1(nnnn) attached hereto are the current, accurate and complete agreements between Seller, on the one hand and Comerica Bank-California and the Third Party Banks, on the other as of the date hereof; and there are no other agreements (written or, to Seller's Knowledge, otherwise) between Seller and Comerica Bank-California or any Third Party Bank pertaining to the subject matter of this Agreement, the Amendment Agreement or the Subcontract Agreement; and the summarization of each such License and Marketing Agreement set forth on Schedule 5.1(nnnn) is true and correct as of the date hereof.

    5.2  Buyer's Representations and Warranties.  The Buyer represents and warrants to the Seller and Holdings that, as of the Effective Date:

      (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

      (b) The Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of the Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Buyer, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

      (c) The execution, delivery and performance by the Buyer of this Agreement do not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate or conflict with the articles of association or bylaws of the Buyer, or, in any material respect, violate any law or regulation currently applicable to the Buyer, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which the Buyer is a party or by which it is bound or require any prior filing by the Buyer with, or authorization, approval, consent or other action with respect to the Buyer by, any governmental or regulatory agency.

      (d) There are no actions, suits or proceedings pending or, to the knowledge of the Buyer, threatened in writing against or affecting, the Buyer, which may adversely affect the Buyer's ability to consummate the transactions contemplated hereunder.

      (e) The Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby. All negotiations relating to this Agreement have been conducted by the Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller or the Buyer for any brokerage commission or like payment.

      (f)  The Buyer has not received written notice from any federal or state governmental or regulatory agency or authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

ARTICLE 6    SURVIVAL

    The covenants and agreements of the parties made in the following sections of this Agreement shall survive the Effective Date: Sections 2.3; 2.10, 4.1(a)-4.1(d); 4.2; 4.3; 4.6(b)-4.6(e); and Articles 6, 7 and 8. All other covenants and agreements, and the representations and warranties of the parties made, contained in or to be performed pursuant to this Agreement, any Schedules, exhibits or addenda hereto or the officers certificates delivered pursuant hereto or in connection herewith shall not survive the Effective Date.

ARTICLE 7    CLOSING

    7.1  Time and Place.  Closing under this Agreement for the sale and purchase of the assets shall take place on or before October 10, 2001.

    7.2  Seller's Deliveries upon the Effective Date.  Upon the Effective Date, Seller shall deliver to Buyer:

      (a) Bills of sale, assignments, and other good and sufficient instruments of transfer and conveyance as, in the opinion of Buyer's counsel, shall be effective to vest in Buyer good and marketable title to the Assets, free and clear of all encumbrances;

      (b) Certified resolution of Seller's board of directors approving the execution of this Agreement and the consummation of the transactions described herein;

      (c) A computer tape containing the source code for the Software, and a CD containing the object code and documentation for the Software; and

      (d) Any such other documentation as Buyer's counsel may reasonably request to effect the transaction described herein.

    7.3  Buyer's Deliveries upon the Effective Date.  Upon the Effective Date, Buyer shall deliver to Seller:

      (a) The payment of the purchase price called for by Article 3 hereof, by wire transfer;

      (b) Certified resolution of Buyer's board of directors approving the execution of this Agreement and the consummation of the transactions described herein; and

      (c) Any such other documentation as Seller's counsel may reasonably request to effect the transaction described herein.

ARTICLE 8    MISCELLANEOUS

    8.1  Access to Information.  For the applicable period required by law, the Seller and the Buyer shall have a right to have access to and to copy all of the records of the other party relevant to the Assets, the Liabilities, and the Business and necessary for the preparation of income tax returns. Additionally, each of the Buyer and the Seller agrees to make available to the other party, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with an investigation or the preparation of or participation in a defense, negotiation or settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct or interest of such other party.

    8.2  Allocation of Consideration.  The parties shall use reasonable efforts to agree upon an allocation of the consideration payable hereunder among the Assets, tangible and intangible.

    8.3  Seller's and Holdings' Indemnification.  Each of Seller and Holdings agrees to indemnify and hold harmless Buyer from and against any losses, damages, costs and expenses (including reasonable attorneys' fees) which may be suffered or incurred by Buyer, arising from or by reason of (a) the inaccuracy of or omission of a material fact in any statement, representation or warranty of Seller made herein, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading; (b) any liabilities of Seller (other than the assumed liabilities set forth on Schedule 1.1(b)) arising from the conduct of any business of Seller prior to the Effective Date being asserted against Buyer (including, without limitation, any sales and/or personal property taxes which may be determined to be due after the Effective Date for operations of the Business prior to the Effective Date); (c) any claims of Seller's creditors under the Bulk Sales Act of the Uniform Commercial Code of the State of Texas; and (d) any claim under the Severance Package arising as a result of the termination of any Hired Employee by Buyer on or before March 10, 2001, or any claim arising solely under the Comerica Severance Plan as a result of the termination of any Hired Employee after July 28, 2001. The parties agree that the foregoing indemnification shall only apply to those losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by Buyer that arise from claims made within one (1) year after the Effective Date. Notwithstanding the provisions of this Section 8.3, (i) neither Seller nor Holdings shall have any liability under this Section 8.3 (other than as to the obligation of Seller to reimburse Buyer for the fair market value of any Missing Asset under Section 5.1(n) of this Agreement, and other than as to any indemnification obligation under Subsection 8.3(d) above) unless and until the amount of all Buyer Losses exceeds $200,000 (the "Threshold"), whereupon Seller and Holdings shall indemnify, defend, protect, and hold harmless Buyer for the amount of all Buyer Losses solely to the extent that such Buyer Losses exceed the Threshold, and (ii) the aggregate amount of Seller's and Holdings' liability under this Section 8.3 shall not exceed $12,000,000.

    8.4  Buyer's Indemnification.  Buyer hereby agrees to indemnify and hold harmless Seller, Holdings and all Affiliates of Seller and Holdings, from and against any losses, damages, costs and expenses (including reasonable attorneys' fees) which may be suffered or incurred by any of them arising from or by reason of (a) the inaccuracy or misleading nature of any statement, representation or warranty of Buyer made herein, including untrue statements of material facts or omissions to state material facts necessary to make the statements not misleading, (b) any material liabilities of Buyer arising from the conduct of any business of Buyer on or after the Effective Date being asserted against Seller or Holdings, (c) the Liabilities, or (d) any action taken by any indemnified party at the request of Buyer.

    8.5  Procedure for Indemnification For Third Party Claims.  If there is asserted any third party claim, liability or obligation that in the judgment of a party indemnified above (the "Indemnified Party") may give rise to any indemnified losses (or would, but for the limitations set forth in Section 8.3 have the potential for giving rise to an indemnified loss), or if the indemnified Party determines the existence of the foregoing, whether or not the same shall have been asserted, such Indemnified Party shall give the party from whom indemnity is sought (the "Indemnitor") notice within thirty (30) business days of the assertion of the claim, liability or obligation, and, within ten (10) business days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a claim not yet asserted against the Indemnified Party, promptly upon the determination by an executive officer of the Indemnified Party of the existence of the same, and shall give the Indemnitor a reasonable opportunity of assuming the defense of such claims liability or obligation, using counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in such defense, except that if the Indemnified Party retains separate counsel, other than in the event of a conflict of interest requiring the retention of separate counsel, the Indemnified Party shall assume the expense of the separate counsel. Failure by the Indemnified Party to give timely notice pursuant to this Section 8.5 shall not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is actually prejudiced by such failure to give timely notice. No settlement or adjustment shall be made without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed if the settlement or adjustment involves only the payment of money, and which consent may be withheld for any reason if the settlement or adjustment involves more than the payment of money, including any admission by the Indemnified Party. If the Indemnitor fails to contest in good faith any such claim, liability or obligation, the Indemnified Party shall have the right to defend, settle or pay the same and pursue the remedies against the Indemnitor hereunder. The Indemnified Party shall cooperate with the Indemnitor in any such defense which the Indemnitor elects to assume in the event the Indemnitor makes such request to the Indemnified Party and such request is reasonable, provided the Indemnitor shall hold the Indemnified Party harmless from all of its out-of-pocket expenses, including attorneys' fees (including the allocated costs and expenses of in-house counsel and legal staff), incurred in connection with the Indemnified Party's cooperation. In the event of a disagreement among the parties as to whether any claim, liability or obligation may give rise to an indemnified loss, then the Indemnified Party shall have the right to defend, settle, or pay the same, or to pursue its remedies against Indemnitor hereunder; provided, however, the Indemnitor shall have the right to participate in such defense and no settlement or adjustment shall be made without Indemnitor's prior written consent, which consent shall not be unreasonably withheld or delayed if the settlement or adjustment involves only the payment of money, and which consent may be withheld for any reason if the settlement or adjustment involves more than the payment of money, including any admission by the Indemnitor. Notwithstanding any provision in this Section 8.5 to the contrary, to the extent the Indemnified Party has received any income tax benefits on a net basis with respect to a claim, liability or obligation which has given rise to an indemnified loss, then the Indemnitor shall reduce the amount otherwise payable to the Indemnified Party with respect to the indemnified loss by the amount of such tax benefit.

    Notwithstanding anything contained elsewhere in this Section 8.5, if an offer of compromise is received by the Indemnitor with respect to a claim related to any of the indemnified losses, such Indemnitor may notify the related Indemnified Party in writing of the Indemnitor's willingness to compromise or settle such claim on the basis set forth in such notice. If the Indemnified Party declines to accept such compromise or settlement, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnitor, at the Indemnified Party's sole expense. In such event, the obligation of the Indemnitor to the Indemnified Party with respect to such claim shall be equal to the lesser of: (i) the amount of the offer of compromise or settlement which the Indemnified Party declined to accept, and (ii) the actual out-of-pocket amount the Indemnified Party is obligated to pay as a result of the Indemnified Party's continuing to contest such claim. An Indemnitor shall be entitled to recover (by setoff or otherwise) from an Indemnified Party any additional expenses incurred by the Indemnitor as a result of the Indemnified Party's decision to continue to contest such claim.

    8.6  Public Disclosures.  Neither party will use the other party's name, trademarks or service marks or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter to the extent the materials in such media release, announcement or disclosure have not previously been made publicly available without obtaining consent from the other party for each such use or release. This restriction includes, but is not limited to, any promotional or marketing materials, customer lists or business presentations (but not including any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party).

    8.7  Assignment.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign this Agreement or any of its respective rights, duties, or obligations hereunder, without the prior written consent of the other party (which consent shall not be unreasonably withheld).

    8.8  Mitigation of Losses.  Each party shall use reasonable efforts to minimize losses for which the other party may be liable pursuant to this Agreement.

    8.9  Notices.  Notices and legal process to be delivered to or served upon a party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by telegraph, telex or facsimile transmission, or the day after being sent from within the continental United States by overnight delivery or courier service, or three days after posting by registered mail or certified mail with return receipt requested, to the other party hereto at the following addresses:

    If to the Seller:

    Comerica Incorporated
    Corporate Secretary—Corporate Legal Department
    500 Woodward Avenue, 33rd Floor
    Detroit, Michigan 48226
    Attention: Mark W. Yonkman
    Telephone: (313) 222-3432
    Fax: (313) 222-9480

    With a copy to:

    Comerica Incorporated
    9920 S. LaCienega Blvd., 14th Floor
    Inglewood, CA 90301
    Attention: James Daley
    Telephone: (310) 417-5687

    If to the Buyer:

    EPIQ Systems, Inc.
    501 Kansas Avenue
    P.O. Box 5307
    Kansas City, KS 66105
    Telephone: (913) 321-6392
    Fax: (913) 621-7281
    Attn: Christopher E. Olofson, President and Chief Operating Officer

    With a copy to:

    Robert C. Levy, Esq.
    Seigfreid, Bingham, Levy, Selzer & Gee, P.C.
    2800 Commerce Tower, 911 Main St.
    Kansas City, MO 64105
    Telephone: (816) 421-4460
    Fax: (816) 474-3447

or to such other authorized agent or address as a party may hereafter select by written notice to the other party.

    8.10  Time.  Time shall be of the essence for all purposes connected with this Agreement.

    8.11  Expenses.  Except as otherwise expressly provided in this Agreement, each party shall bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

    8.12  Communications.  If for any reason any payment or communication to which one party is entitled is received by another party hereto, the receiving party shall promptly forward such payment or communication to the other party.

    8.13  Entire Agreement.  This Agreement, the Referral Agreement, and all of the Schedules and Exhibits attached to each such Agreement embody the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

    8.14  Amendment.  Neither this Agreement nor any of its provision may be changed, waived, discharged or terminated orally. Any such change, waiver, discharge or termination may be effected only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

    8.15  Dispute Resolution.

      (a) In the event of any dispute under or relating to this Agreement, including any claim based on or arising from an alleged tort, the parties agree that such dispute shall first be submitted to mediation and then, should mediation fail, to binding and final arbitration, pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. ("FAA"). The parties agree that any such mediation or arbitration shall be conducted in Chicago, Illinois. All arbitration proceedings shall be conducted by J.A.M.S./Endispute. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party to submit the controversy or claim to mediation and/or arbitration if the other party contests such action for judicial relief. This provision does not foreclose any action in aid of arbitration or for injunctive relief in any federal court sitting in Chicago, Illinois having jurisdiction thereof (which court also will have exclusive jurisdiction over any litigation instituted under this section). Any controversy concerning whether an issue can be arbitrated shall be determined by the arbitrator(s). The mediator(s) and/or arbitrator(s) shall give effect to statutes of limitation in determining any claim or controversy. The parties agree that the arbitrator(s) shall have the broadest powers permitted under law to award such damages and/or injunctive relief. The parties agree that each shall share equally in the estimated reasonable fees and costs of the mediation and/or arbitration procedure, subject to the power of the arbitrator(s) to apportion such fees and costs as she or they deem appropriate. The parties agree that the arbitrator(s) may, in his, her, or their discretion, award attorney fees to the prevailing party. The parties agree that submission of any such dispute to arbitration is a condition precedent for invoking the jurisdiction of any court over the subject matter of their dispute, except for suits for injunctive relief and suits in aid of arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any federal court sitting in Illinois having jurisdiction thereof. The parties waive any claim that such court does not have personal jurisdiction over them or is an inconvenient forum. The prevailing party in connection with any dispute involving a court proceeding shall be entitled to collect its costs, expenses, and reasonable attorney fees from the other party.

      (b) The mediation and arbitration and all proceedings, discovery and any mediation or arbitration award are confidential. Neither the parties nor the mediator(s) nor the arbitrator(s) shall disclose any information obtained during the course of the mediation or arbitration to any person or entity who is not a party to the mediation or arbitration unless permitted by law. Attendance at the mediation or arbitration shall be limited to the parties and those called as witnesses, if any. Witnesses will be sequestered, unless the parties agree otherwise.

      (c) The parties acknowledge that each has had the opportunity to consult with counsel of choice before signing this Agreement, and each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY of all disputes between them and instead agrees to resolve any such disputes by means of this alternate dispute resolution.

      (d) This section 8.15 will not be construed to prevent a party from instituting, and a party is authorized to institute, litigation solely and exclusively (i) to toll the expiration of any applicable limitations period; (ii) to preserve a superior position with respect to other creditors; (iii) to seek immediate injunctive relief with respect to an infringement or alleged infringement of such party's intellectual property rights or confidentiality rights under this Agreement; or (iv) to enforce an arbitration award under this section. Subject to the foregoing, this section will provide the exclusive procedure for resolving disputes under this Agreement.

      (e) Each party will continue performing its obligations under this Agreement while any dispute submitted to arbitration or litigation under this section is being resolved until such obligations are terminated by the expiration or termination of this Agreement or by a final and binding arbitration award, order, or judgment to the contrary under this section.

    8.16  Governing Law, Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained in this Agreement.

    8.17  Waiver.  No delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

    8.18  Third Party Rights.  Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies upon any persons other than the parties to this Agreement and their respective successors and assigns; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person to a party to this Agreement nor shall any provision hereof give any third person any right of subrogation or action over a party to this Agreement.

    8.19  Headings.  The headings and captions used herein and in any Schedules, exhibits or addenda are included for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

    8.20  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

    8.21  Construction of Ambiguities.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

    8.22  Other Actions.  Each of Seller and Buyer (and to the extent stated in the opening paragraph of this Agreement, Holdings) will use its reasonable best efforts to, and shall with reasonable diligence, take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation, executing and delivering or otherwise providing such further documents, instruments or information required by any party as reasonably necessary or desirable to effect the purpose and intent of this Agreement and to carry out its provisions.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

ROC TECHNOLOGIES, INC.		EPIQ SYSTEMS, INC.
By:	/s/ Mark W. Yonkman	By:	/s/ Christopher E. Olofson

Name:	Mark W. Yonkman	Name:	Christopher E. Olofson
Its:	Vice President and Secretary	Its:	President and Chief Operating Officer
COMERICA HOLDINGS INCORPORATED
By:	/s/ Mark W. Yonkman

Name:	Mark W. Yonkman
Its:	Sr. Vice President and Assistant Secretary

[Signature Page to Purchase and Assumption Agreement]

QuickLinks

  EXHIBIT 10.1
PURCHASE AND ASSUMPTION AGREEMENT dated as of October 10, 2001 between ROC TECHNOLOGIES, INC. COMERICA HOLDINGS INCORPORATED and EPIQ SYSTEMS, INC.
TABLE OF CONTENTS
PURCHASE AND ASSUMPTION AGREEMENT
  ARTICLE 1 DEFINITIONS
  ARTICLE 2 PURCHASE AND SALE
  ARTICLE 3 PRICE
  ARTICLE 4 ADDITIONAL COVENANTS
  ARTICLE 5 REPRESENTATIONS AND WARRANTIES
  ARTICLE 6 SURVIVAL
  ARTICLE 7 CLOSING
  ARTICLE 8 MISCELLANEOUS